Exhibit 99.1

News Release

Hi-Crush Partners LP Reports First Quarter 2013 Results

Houston, Texas, May 14, 2013 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported net income of $10.8 million, or $0.40 per limited partner unit, for the first quarter of 2013. Net income per limited partner unit does not include $0.14 per common and subordinated unit related to the $3.75 million distribution earned under the preferred interest from Augusta. This distribution was paid in May 2013 and will be included in the Partnership’s net income in second quarter 2013.

Overview of Financial Results

“We are pleased with our performance in the first quarter of 2013,” said Robert Rasmus, Co-Chief Executive Officer of Hi-Crush. “We continued to benefit from rising proppant intensity caused by increased drilling and completion efficiencies and an increase in the average number of frac stages per well. These trends, combined with a renewed push towards 24-hour operations, continue to support strong demand for our premium products. We saw increasing demand as we moved through the first quarter and see signs for continued strength in demand in the near-term.”

Revenues for the quarter ended March 31, 2013 totaled $19.6 million and reflect an average selling price for all tons sold in the quarter of $62.76 per ton. Hi-Crush sold 312,730 tons of frac sand for the quarter ended March 31, 2013. For the quarter ended March 31, 2013, distributable cash flow was $14.5 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $11.4 million.

“Our customers met their contract terms in the first quarter and volumes were trending up throughout the quarter. This, combined with our sales under spot arrangements, resulted in our Wyeville plant shipping a record number of tons in the month of March. The first quarter is our second highest quarter for tons delivered and sold since building the plant,” said James Whipkey, Co-Chief Executive Officer of Hi-Crush.

On April 17, 2013, Hi-Crush declared its first quarter cash distribution of $0.475 per unit for all common and subordinated units. This amount corresponds to the minimum quarterly cash distribution of $0.475 per unit, or $1.90 on an annualized basis, and will be paid on May 15, 2013 to unitholders of record on May 1, 2013.

Preferred Interest in Augusta Facility

On January 31, 2013, Hi-Crush entered into an agreement with Hi-Crush Proppants LLC (the “Sponsor”) to acquire an interest in Hi-Crush Augusta LLC (“Augusta”), the entity that owns the Sponsor’s Augusta raw frac sand processing facility, for $37.5 million in cash and 3.75 million of newly issued convertible Class B units in Hi-Crush. The preferred interest in Augusta entitles the Partnership to a preferred distribution of $3.75 million per quarter, or $15 million annually. The first preferred distribution of $3.75 million from Augusta was paid to the Partnership on May 10, 2013. The amount is not reflected in the Partnership’s net income because the investment in Augusta is accounted for under the cost method. In accordance with that method, any distributions earned under the preferred interest are not recognized as income until the cash is actually received by the Partnership.

Customer Contract

Hi-Crush also announced an amendment to a supply agreement with one of its customers. The terms of the amendment cover the period from April 1, 2013 to December 31, 2013 and involve a price reduction under the supply agreement in exchange for an increase in contracted frac sand volume at the Wyeville facility for that period. The increase will be offset by a decrease in volume sold to the customer from the Augusta facility operated by the Sponsor. As a result of the amendment, all volumes at the Wyeville facility will be fully contracted. Hi-Crush estimates this amendment will impact the weighted average price for tons sold under its long-term contracts by less than 10% in 2013.

Conference Call

A conference call for investors will be held on Tuesday, May 14, 2013 at 8:30 a.m. Central Time (9:30 a.m. Eastern Time) to discuss Hi-Crush’s first quarter results and forward outlook. Hosting the call will be Robert E. Rasmus, Co-Chief Executive Officer, James M. Whipkey, Co-Chief Executive Officer and Laura C. Fulton, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 413353. The replay will be available until May 28, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com in the Investors–Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call.

The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com in the Investors–Event Calendar and Presentations section.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Distributable Cash Flow and Production Costs, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). EBITDA, Distributable Cash Flow and Production Costs are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a domestic producer of monocrystalline sand, a specialized mineral that is used as a “proppant” (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations and may contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,”

“intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under Item 1A of Hi-Crush’s Form 10-K for the fiscal year ended December 31, 2012 and any subsequently filed Form 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:

Investor Relations

ir@hicrushpartners.com

(713) 960-4811

Unaudited Condensed Consolidated Statement of Operations

(Amounts in thousands, except tons, units and per unit amounts)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
	Successor	Predecessor
Revenues	$19,628	$13,532
Cost of goods sold (including depreciation and depletion)	5,782	4,776

Gross profit	13,846	8,756
Operating costs and expenses:
General and administrative	2,719	1,487
Exploration expense	1	199
Accretion of asset retirement obligation	29	6

Income from operations	11,097	7,064
Other (income) expense:
Other income	—	—
Interest expense	314	928

Net income	$10,783	$6,136

Earnings per unit:
Common units – basic and diluted	$0.40

Subordinated units – basic and diluted	$0.40

Weighted average limited partner units outstanding:
Common units – basic and diluted	13,644,094

Subordinated units – basic and diluted	13,640,351

Unaudited EBITDA and Distributable Cash Flow

(Amounts in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2013	March 31, 2012
	Successor	Predecessor
Reconciliation of distributable cash flow to net income:
Net income	$10,783	$6,136
Depreciation and depletion expense	273	179
Income tax expense	—	—
Interest expense	314	928

EBITDA	$11,370	$7,243

Less: Cash interest paid	(255)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(422)
Add: Accretion of asset retirement obligation	29
Add: Quarterly distribution from preferred interest in Augusta (2)	3,750

Distributable cash flow	$14,472

(1)	Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton sold during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.
(2)	The amount pertains to the first quarter performance of Augusta, on which we are entitled to receive a preferred distribution of $3,750. We have included this amount in our distributable cash flow for the first quarter of 2013 as we received this distribution on May 10, 2013, in advance of our first quarter 2013 cash distributions to our common and subordinated unitholders, which will be paid on May 15, 2013. The amount is not reflected in our GAAP net income because our investment in Augusta is accounted for under the cost method. In accordance with that method, any distributions earned under our preferred interest are not recognized as income until the cash is actually received by the Partnership.

Unaudited Condensed Consolidated Cash Flow Information

(Amounts in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2013	March 31, 2012
	Successor	Predecessor
Net cash provided by (used in):
Operating activities	$8,466	$3,983
Investing activities	(39,345)	(12,815)
Financing activities	30,902	8,305

Unaudited Condensed Consolidated Balance Sheet

(Amounts in thousands)

	March 31,	December 31,
	2013	2012
	Successor	Successor
Assets
Current assets:
Cash	$10,521	$10,498
Accounts receivable	12,108	8,199
Inventories	1,556	3,541
Due from Sponsor	—	5,615
Prepaid expenses and other current assets	327	393

Total current assets	24,512	28,246
Property, plant and equipment, net	74,082	72,844
Preferred interest in Hi-Crush Augusta LLC	47,043	—
Deferred charges, net	1,022	1,095

Total assets	$146,659	$102,185

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$1,004	$1,977
Accrued liabilities	2,629	1,755
Due to Sponsor	544	—
Deferred revenue	—	1,715

Total current liabilities	4,177	5,447
Long-term debt	38,250	—
Asset retirement obligation	1,584	1,555

Total liabilities	44,011	7,002
Commitments and contingencies
Partners’ capital:
Partners’ Capital/Predecessor Equity	102,648	95,183

Total partners’ capital	102,648	95,183

Total liabilities and partners’ capital	$146,659	$102,185

Unaudited Production Cost Per Ton

	Three Months	Three Months
	Ended	Ended
	March 31, 2013	March 31, 2012
	Successor	Predecessor
Sand sold (tons)	312,730	222,657
Production costs ($ in thousands)	$5,509	$4,597
Production costs per ton	$17.62	$20.65

Unaudited Reconciliation of Production Costs to Cost of Goods Sold

(Amounts in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2013	March 31, 2012
	Successor	Predecessor
Cost of goods sold	$5,782	$4,776
Less: Depreciation and depletion	(273)	(179)

Production costs	$5,509	$4,597